Exhibit 10.10
RIVIAN AUTOMOTIVE, LLC
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), entered into effective as of February 13, 2023 (the “Effective Date”), is between Rivian Automotive, LLC (the “Company”) and Michael Callahan (“Executive” and, together with the Company, the “Parties”).
WHEREAS, the Company desires to employ Executive to perform services as an employee of the Company under the terms hereof;
WHEREAS, the Parties mutually desire to execute this Agreement to supersede any verbal offer or any other preceding document that may contain the terms of Executive’s employment with the Company effective as of the Effective Date.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Employment.
(a)General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.
(b)Position and Duties. Effective as of the Effective Date, Executive shall serve as the Company’s Chief Legal Officer (“CLO”) with responsibilities, duties, and authority usual and customary for such position, reporting to and subject to direction by the Chief Executive Officer of the Company (the “CEO”), and Executive agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s CLO. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.
(c)Principal Office. Executive will be based in Palo Alto, California, with required travel in connection with the fulfillment of Executive’s role with the Company, subject to travel restrictions imposed by state and federal government agencies related to the COVID-19 pandemic.
(d)Exclusivity. Except with the prior written approval of the CEO (which the CEO may grant or withhold in his sole and absolute discretion), Executive shall devote Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) serve as an officer or director of a professional organization or committee as approved by the CEO; (iv) serve on the boards of directors of any Affiliate (as defined below) as approved by the CEO; or (v) engage in other personal passive investment activities (including on behalf of Executive’s family or any trust controlled by Executive or any member of Executive’s family), in each case, so long and to the extent as such interests or activities do not materially interfere, individually or in the aggregate, with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of other organizations provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the CEO; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the

Company’s conflict of interest policies. For the avoidance of doubt, the CEO has approved Executive’s continued service with those organizations set forth on Exhibit A, such approval to continue until the earlier to occur of (a) the CEO’s revocation of such approval in the CEO’s sole and absolute discretion, or (b) such time as such service interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conflict or raises a conflict under the Company’s conflict of interest policies. For purposes hereof, “Affiliate” shall mean any person controlling, controlled by, or under common control with the Company. For purposes of this Agreement, “control” (including the terms “controlling” and “controlled”) with respect to a person means the right to direct or cause the direction of the management and policies of such person, whether through the ownership of securities, by contract, or otherwise.
2.Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5. The phrase “Term” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.
3.Compensation and Related Matters.
(a)One-Time Inducement Equity Grants. Following the Effective Date and subject to the approval of the Compensation Committee of the Board of Directors of Rivian Automotive, Inc. (the “Board”), Executive shall be granted the following one-time inducement equity awards, in each case, subject to the terms of and governed under the Rivian Automotive, Inc. 2021 Incentive Award Plan (as it may be amended from time to time, the “Plan”) and an award agreement:
(i)RSU Award: An award of Restricted Stock Units (“RSUs”) with an initial value, as determined in accordance with Company policy, of Ten Million Dollars ($10,000,000.00). The actual number of RSUs granted will be calculated in a manner consistent with the Company’s granting policy, as determined by the Board as of the date of award approval in accordance with Company policy. Company policy as of the date of this letter provides for the actual number of RSUs granted to be determined by dividing the initial value by the value of an RSU to be determined based on the average closing trading price of a share of Company common stock during the month of hire. The RSUs will be subject to the Plan and an award agreement that will be provided following the date of grant. The vesting of the RSU award will be subject to a time-based condition (vest as to 1/16th of the RSUs will time-vest quarterly for a total time-vesting over a four-year period from the vest start date) as determined by the Compensation Committee.

(ii)Stock Option Award: An award of non-qualified stock options (the “Options”) to purchase shares of Class A common stock of Rivian Automotive, Inc. with an initial value, as determined in accordance with Company policy, of Ten Million Dollars ($10,000,000.00). The Options will be subject to the Plan and an award agreement. The Options will be subject to annual vesting (vest as to 1/4th annually on the anniversary of the grant date) for a total time-vesting over a four-year period). The actual number of Options granted will be calculated in a manner consistent with the Company’s granting policy, as determined by the Board as of the date of award approval in accordance with Company policy. Company policy as of the date of this letter provides for the actual number of Options granted to be determined by (A) dividing the initial value by the value of an Option to be determined based on the average closing trading price of a share of Company common stock during the month of hire rounded up to the nearest whole share of common stock, and (B) multiplying that number by two.
(b)Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per year (as may be increased from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to withholdings and deductions and paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the CEO and/or the Compensation Committee (the

“Compensation Committee”) of the Board of Directors of Rivian Automotive, Inc. (“Parent”), not less than annually.
(c)Annual Bonus. Executive shall be eligible to receive an annual bonus based on Executive’s achievement of performance objectives established by the CEO and/or the Compensation Committee, such bonus to be targeted at 50% of the Annual Base Salary (the “Annual Bonus”). Any Annual Bonus approved by the CEO and/or the Compensation Committee shall be paid at the same time annual bonuses are paid to other executives of the Company generally and, in any event, by March 15 of the year following the year to which such Annual Bonus relates.
(d)Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan or benefit.
(e)Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time. In accordance with the then-current Company budget, the Company shall acquire and/or provide to Executive for business use: a multimedia portable computer and subscriptions to various trade publications and various trade books and any other supplies reasonably appropriate for the performance of Executive’s duties. Such items shall remain the exclusive property of the Company, are to be used solely for Executive’s benefit, and shall be returned promptly to the Company upon request at the termination of Executive’s employment for whatever reason.
(f)Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.Ongoing Equity Awards.
(a)Executive shall be eligible for a discretionary grant(s) of stock options, restricted stock units and other equity awards following the Effective Date as may be determined by the CEO or the Compensation Committee.
5.Termination.
(a)At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and, subject to any ramifications under Section 6 of this Agreement, can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.
(b)Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below). Written Notice by Executive must be made to the CEO to be considered effective Notice. The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.
(c)Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.
(d)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
6.Consequences of Termination.
(a)Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any business expense reimbursements owed to Executive under Section 3, (iii) any accrued but unused paid time-off owed to Executive, (iv) any Annual Bonus earned but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.
(b)Severance Payments upon Covered Termination Outside a Change of Control Period. If, during the Term, Executive experiences a Covered Termination outside of a Change of Control Period (each as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement substantially in the form of Exhibit B hereto (but updated to the extent deemed by the Company to be necessary to reflect any changes in applicable law) (the “Release”) that becomes effective and irrevocable in accordance with Section 10(d), and Executive’s continued compliance with the restrictive covenants and confidentiality provisions of this Agreement, provide Executive with the following:
(i)During the period of time commencing on the Termination Date and ending on the twelve (12) month anniversary of the Termination Date (the “Severance Period”), the Company shall continue to pay Executive’s Annual Base Salary at the rate in effect immediately prior to the Date of Termination. Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 10(d) below, and with the first installment including any amounts that would have been paid had the Release been effective and irrevocable on the Date of Termination.

(ii)Executive shall be entitled to receive a pro-rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the calendar year in which the Date of Termination occurs, as determined by the Company in good faith. If and to the extent earned, such earned pro-rated annual bonus shall be paid out at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings and deductions, but in no event later than March 15th of the year immediately following that in which the Date of Termination occurs.
(iii)Subject to Executive’s eligibility to elect continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) as of the Date of Termination, the Company shall pay a lump sum payment to Executive equal to the amount the Company would have otherwise contributed toward Executive’s group health, prescription, vision and dental coverage premium as an active employee (“Company COBRA Premium”) for a period of time equal to the Severance Period. The Company COBRA Premium payment shall be paid in a cash lump sum on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(d) below, less applicable withholdings and deductions. Executive will receive a separate COBRA election notice describing any rights to subsidized COBRA coverage and the terms and conditions of such subsidy.
(c)Severance Payments upon Covered Termination During a Change of Control Period. If, during the Term, Executive experiences a Covered Termination during a Change of Control Period, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of the Release that becomes effective and irrevocable in accordance with Section 10(d), and Executive’s continued compliance with the restrictive covenants and confidentiality provisions of this Agreement, provide Executive with the following:
(i)The Company shall pay to Executive an amount equal to twelve (12) months of Executive’s Annual Base Salary. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(d).
(ii)Executive shall be entitled to receive a pro-rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the calendar year in which the Date of Termination occurs, as determined by the Company in good faith. If and to the extent earned, such earned pro-rated annual bonus shall be paid out at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings and deductions, but in no event later than March 15th of the year immediately following that in which the Date of Termination occurs.
(iii)Subject to Executive’s eligibility to elect continued healthcare coverage under COBRA as of the Date of Termination, the Company shall pay a lump sum payment to Executive equal to the Company COBRA Premium for a period of time equal to the Severance Period. The Company COBRA Premium payment shall be paid in a cash lump sum on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(d) below, less applicable withholdings and deductions. Executive will receive a separate COBRA election notice describing any rights to subsidized COBRA coverage and the terms and conditions of such subsidy.
(iv)Each outstanding and unvested equity award with Parent (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to the Termination Date. To give effect to the foregoing, upon the Termination Date if it occurs prior to the closing of a Change of Control, (i) the vested portion of such equity awards shall be remain outstanding and/or be exercisable for the period(s) of time set forth in the applicable equity award agreements, (ii) Executive’s outstanding equity awards shall cease vesting, and (iii) the unvested shares subject to Executive’s outstanding equity awards shall remain outstanding (but unvested) until the earlier to occur of (A) the original expiration date of the equity award and (B) three (3) month anniversary of the Termination Date (the “Equity Award Period”). In the event a Change of Control has not been consummated by end of the Equity Award Period, then the unvested portion of Executive’s equity awards shall terminate immediately without further action as of such date. Notwithstanding the foregoing, in the event the award agreement, the Prior Plan (as defined in the Plan) or the Plan pursuant to which the equity awards were granted or the agreement governing the Change in Control provides for more favorable treatment of Executive’s equity awards upon a Change of Control or a Covered Termination during a Change of Control Period, nothing in this Agreement is intended to limit Executive’s right to such more favorable treatment as provided in such award agreement, the Prior Plan (as defined in the Plan), the Plan or the agreement governing the Change in Control. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall amend an outstanding equity award to the extent such amendment would cause adverse tax consequences under Section 409A of the Code to Executive.
(d)No Other Severance. Except as otherwise approved by the CEO (in his sole discretion and authority), the provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company.
(e)No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
(f)Return of Severance Payments. Executive shall return to the Company any severance pay or other benefits, or portion thereof, made by a mistake of fact or law, or paid contrary to the terms of this Agreement. The Company has all remedies available at law for the recovery of such amounts. In addition, in the event Executive is receiving or has received severance pay or other benefits under this Agreement and has breached or subsequently breaches Sections 8(a) or 8(b), any portion of the Release, or any non-competition, non-solicitation, non-disparagement or confidentiality or other restrictions contained or referenced therein, (i) the payment of severance pay and benefits to Executive shall cease, (ii) the Company shall have no further obligation at any time to make available any severance pay and benefits under this Agreement, and (iii) Executive shall be required to return to the Company any severance pay and benefits, or portion thereof, paid to Executive, less five hundred dollars ($500), and the Company shall have all remedies available at law for the recovery of such amounts.
(g)Definition of Cause. For purposes hereof, “Cause” means, subject to certain cure rights: (i) Executive’s breach of any provision of this Agreement or the Release of Claims in any material respect; (ii) Executive’s theft, material dishonesty, willful misconduct, breach of fiduciary duty, or falsification of any documents or records of the Company or any affiliate thereof; (iii) Executive’s failure to abide, in a material manner, with a written code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any affiliate thereof, including, without limitation,

Executive’s improper use or disclosure of confidential or proprietary information of the Company or any affiliate thereof; provided, that the foregoing shall not apply to any particular corporate opportunity with respect to which the Company and/or any affiliate thereof, as applicable, has renounced any expectancy and/or waived any claims in writing and provided further that Executive’s taking of copies of documents, or electronic sending of documents to Executive’s personal electronic mail address, solely for Company use, and in compliance with the confidentiality and use restrictions set forth in the applicable Company agreement, shall not constitute unauthorized use, misappropriation, destruction or diversion of a tangible or intangible asset or corporate opportunity of the company or any affiliate thereof; (v) any act by Executive (other than his good faith execution of his duties to the Company or an affiliate thereof) which has a material detrimental effect on the reputation or business of the Company or any affiliate thereof; or (vi) Executive’s gross or intentional failure to perform any reasonable assigned duties. For purposes of this Cause definition, the “Company” shall be deemed to refer to the Company, Parent and/or any of their respective subsidiaries.
(h)Definition of Change of Control. For purposes hereof, “Change of Control” has the meaning ascribed to such term under the Company’s 2021 Incentive Award Plan, as amended from time to time (the “Plan”); provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
(i)Definition of Change of Control Period. For purposes hereof, “Change of Control Period” means the period of time commencing three (3) months prior to the closing of a Change of Control and ending on the twelve (12) month anniversary of the closing such Change of Control.
(j)Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason and shall not include a termination due to Executive’s death or disability.
(k)Definition of Good Reason. For purposes hereof, “Good Reason” means Executive’s termination of employment (no later than ten (10) days following the Company’s failure to cure by the end of the cure period set forth below) in direct response to the Company (i) materially and adversely diminishing or altering Executive’s title or duties (as determined reasonably and in good faith, based solely upon the duties specifically and directly assigned to Executive by the Company and upon which Executive’s performance bonus is based, both prior to and following such diminishment or alteration), provided, however; that for the avoidance of doubt, the parties agree that the consummation of a Change of Control shall by itself constitute a material and adverse diminishment or alteration of Executive’s duties if, following such Change of Control, Executive does not serve as the most senior legal officer of the ultimate parent of the acquirer in such Change of Control, (ii) reducing Executive’s base salary by greater than ten percent (10%), or (iii) requiring that Executive permanently relocate his primary work location by more than fifty (50) miles from those primary work locations set forth in Section 1(c), unless such relocation results in a shorter (by distance) commute for Executive from his home; provided, however, that, prior to such termination, Executive shall provide the Company with written notice, within thirty (30) days of his discovery of the facts allegedly constituting Good Reason (or within thirty (30) days of the occurrence of an event described in clauses (i)-(iii) above, if later), and a reasonable opportunity to cure (which does not in any event have to be longer than thirty (30) days).
7.Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.
8.Miscellaneous Provisions.
(a)Confidentiality.

(i)Except as authorized or directed by the Company and subject to Section 8(j), Executive shall not, at any time during which Executive is receiving any compensation from the Company, and at any time thereafter, directly or indirectly publish or disclose any Confidential Information (as defined below) of the Company or of any of its Affiliates, or Confidential Information of others that has come into the possession of the Company or of any of its Affiliates, or into Executive’s possession in the course of his employment with the Company or of his services and duties hereunder, to any other person or entity, and Executive shall not use any such Confidential Information for Executive’s own personal use or advantage or make it available to others for use. All Confidential Information, whether oral or written, regarding the business or affairs of the Company or any of its Affiliates, including, without limitation, information as to their products, services, systems, designs, inventions, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same shall have been lawfully and without breach of the Executive’s confidentiality obligation made available to the general public by the Company. Except as provided in Section 8(a) of this Agreement, upon expiration or termination of this Agreement for any reason, Executive shall promptly return to the Company all Confidential Information, including all copies thereof in Executive’s possession, whether prepared by him or others.
(ii)Executive shall assign and transfer to the Company, and does hereby assign and transfer, to the Company all right title and interest in and to all the Company IP (as defined below). All the Company IP is and shall be the sole property of the Company. Upon request of the ompany, Executive shall promptly execute a written assignment of title to the Company for all the Company IP, and Executive will preserve all such the Company IP as Confidential Information. As used herein “Company IP” means all inventions and intellectual property rights (including, but not limited to, designs, discoveries, inventions, improvements, ideas, devices, techniques, processes, writings, trade secrets, trademarks, patents, copyrights and all plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws) that Executive solely or jointly with others conceives, makes, acquires, develops, suggests or participates in at any time during Executive’s employment with the Company, or which are developed with the use of time, material, employees, private or Confidential Information or facilities of the Company and that relate to the actual, past or prospective business, products, processes, work, operations, research and development or other activities of the Company. The Company IP shall also include any intellectual property that was not disclosed or assigned to any predecessor or parent company of the Company prior to the effective date of this Agreement. It is understood that the Company may, in its sole discretion, designate another entity as the designated recipient and beneficiary of the disclosure and assignment provisions set forth above.
(b)Restrictive Covenants.
(i)Non-Solicitation. For a period of one year following Executive’s Date of Termination, Executive shall not, either directly or indirectly (i) solicit for employment by any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its Affiliates, (ii) solicit any employee or consultant of the Company or any of its Affiliates to leave the employment or consulting of or cease providing services to the Company or any of its Affiliates, or (iii) recruit or otherwise solicit or induce any customer, subscriber, vendor, business affiliate, or supplier of the Company or its Affiliates to (a) terminate its arrangement with the Company or its Affiliates, or (b) otherwise change its relationship with the Company or its Affiliates; provided, however, that the foregoing clauses (i) and
(ii)shall not apply to a general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants.

(ii)Non-Disparagement. Executive agrees that Executive shall not (in writing or otherwise) disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. Similarly, the Company shall not disparage, criticize or defame Executive, either publicly or privately and whether in writing or not. Nothing in this Section 8(b) shall apply to any evidence or testimony required by any court, arbitrator or government agency.
(iii)Injunctive Relief; Survival. Executive acknowledges that a breach of the covenants contained in Sections 8(a) or 8(b) will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event a court of competent jurisdiction determines that Executive has engaged in a material breach of any of the covenants contained in Sections 8(a) or 8(b), in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief notwithstanding any dispute resolution procedure set forth in this Agreement or in any document governing the Company or the Company’s shareholders that applies to Executive’s employment with the Company as set forth herein. The provisions of Sections 8(a) and 8(b) shall survive any termination or expiration of the term of this Agreement.
(b)Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or DocuSign shall be deemed effective for all purposes.
(d)Entire Agreement. The terms of this Agreement, together with the Exhibits, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company. The Parties further intend that this Agreement, together with the Exhibits, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(e)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(f)Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the Parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in California through JAMS in conformity with California law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Parties reserve the right to hold any resulting arbitration at another location that is mutually agreed to by the Parties. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of Sections 8(a) or 8(b), the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any, in accordance with applicable law. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Sections 8(a) and 8(b), and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 8(a) and 8(b), none of the Parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(h), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative roceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.
(g)Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
(h)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(i)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(j)Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by overnight courier, or mailed by first-class registered, certified mail (return receipt requested), or transmitted by email (with receipt requested) as follows:

If to the Company:
Rivian Automotive, LLC Attention: Chief People Officer 14600 Myford Road
Irvine, California 92606

If to Executive:
Most recent address on file for the Executive. The Executive is responsible for ensuring that their address is up to date at all times.

9.Golden Parachute Excise Tax.
(a)Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced mount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(b)Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change of Control will perform the calculations set forth in Section 9(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change of Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.
10.Section 409A.
(a)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify Executive for any taxes, interest or other liabilities arising under or by operation of Section 409A.
(b)Separation from Service, Installments and Reimbursements. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(d)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of the Release, (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Executive’s Date of Termination and the Release Expiration Date

fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.
11.Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

The Parties have executed this Agreement as of the date first set forth above.

RIVIAN AUTOMOTIVE, LLC

By:/s/ RJ Scaringe     Name: RJ Scaringe
Title: CEO

EXECUTIVE

By:/s/ Michael Callahan     Name: Michael Callahan